FORM 8-K


SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 19, 2003

CHECKERS DRIVE-IN RESTAURANTS, INC.
(Exact name of registrant as specified in charter)

DELAWARE                  0-19649               58-1654960
(State or other         (Commission           (IRS Employer
jurisdiction of          File Number)      Identification No.)

4300 WEST CYPRESS STREET, SUITE 600, TAMPA FLORIDA 33607
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code
(813) 283-7000

Former name or former address (if changed since last report)
NOT APPLICABLE

Item 9.  	REGULATION FD DISCLOSURE.

On March 19, 2003, the Registrant issued a news release entitled
"Fourth Quarter and Full Year 2002 Results," and a copy is being filed herewith as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHECKERS DRIVE-IN RESTAURANTS, INC.



By:_________________________________
Name:  Daniel J. Dorsch
Title:  President and Chief Executive Officer
Dated:  March 19, 2003

EXHIBIT INDEX

Exhibit Number	Description

99.1			Press Release, dated March 19, 2003


Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600, Tampa, Florida 33607
* (813) 283-7000 * (813) 283-7001

CONTACT:    David Koehler, CFO		NEWS RELEASE
            813-283-7000

            FOR IMMEDIATE RELEASE


TAMPA, FL - March 19, 2003 - CHECKERS DRIVE-IN RESTAURANTS, INC. (NASDAQ: CHKR) today announced its financial results for the fourth quarter and year ended December 30, 2002. Revenue of $53.5 million in the fourth quarter was the highest quarterly result since the first quarter of 2000.

Highlights for fiscal 2002 compared to fiscal 2001 were as follows:

* Total revenues increased 10.8% to $179.0 million
* Restaurant EBITDA margins increased approximately 30%
* Fully diluted earnings per share from operations before non-cash charges increased approximately 60%
to $0.82
* Non-cash charges of $12.6 million related to impairments and surplus properties
* Net loss of $1.7 million or ($0.14) per diluted share

Highlights for the fourth quarter of 2002 relative to the same quarter last year were as follows:

* Total revenues increased approximately 4.8% to $53.5 million
* Comparable corporate store sales increased 0.54%

Fiscal 2002 results:

Total revenues including franchise royalty and fee income increased 10.8% to $179.0 million for the year ended
December 30, 2002 as compared to the year ended
December 31, 2001. For the year, corporate owned stores generated revenues of $164.1 million in 2002 versus $145.4 million in 2001 with year-over-year same store sales decreasing 0.17%. Despite the slight decrease in same store sales, revenue growth was boosted by the reacquisition of 23 franchised stores throughout the year.

During 2002, franchise royalty revenues decreased to $14.6 million from $15.5 million a year ago, driven by a comparable store sales decrease of 1.8% and 50 fewer franchised locations due to 27 net closings and the reacquisition of 23 units.
Franchise fees and other income decreased to $0.4
million in fiscal 2002 as compared to fiscal 2001 primarily due to the 70 restaurant franchise transfer fees received in fiscal 2001.

Due to non-cash charges of $12.6 million incurred during the fiscal year, Checkers reported a $1.7 million net loss for fiscal 2002, or a $0.14 loss per diluted share compared to net income of $4.3 million, or $0.36 per diluted share in 2001.
Excluding those charges, however, Checkers generated net income per diluted share of $0.82 as compared to $0.51 a year ago before non-cash charges of $1.7 million.

For the year ended December 30, 2002, restaurant
EBITDA margins, defined as Company-owned restaurant sales less restaurant level operating expenses, excluding restaurant depreciation and amortization, increased approximately 30% as compared to the year ended December 31, 2001.
Also, for the year, Checkers generated free cash flow of approximately $14.9 million. Free cash flow is defined as net income plus depreciation, amortization, non-cash charges, less maintenance capital expenditures.

Fourth quarter results:

Total revenues including franchise royalty and fee income increased 4.8% to $53.5 million for the fourth quarter ended December 30, 2002 compared to the fourth quarter ended December 31, 2001.
Corporate owned restaurant sales for the quarter increased 6.2% to $49.1 million versus $46.2 million in the fourth quarter of 2001. The results were primarily driven by a 0.54% increase in same store sales and the reacquisition of franchise restaurants since the end of the fourth quarter of fiscal 2001.

Franchise royalty revenue declined 5.0% for the quarter to $4.3 million versus $4.5 million a year ago. Not only were there 50 fewer franchised units in the current quarter as compared to the prior period, but same store sales declined by 4.3%.
Harsher than normal weather conditions in several markets combined with a soft economy and industry wide deep discounting adversely affected results.

Also during the quarter, Checkers incurred non-cash charges of $10.8 million related to asset impairment and restaurant closures. As a result, Checkers reported a net loss of $9.7 million or $0.79 per diluted share in the fourth quarter of 2002, compared to net income of $2.3 million or $0.18 per diluted share in the same period of 2001.
Excluding the non-cash charges, net income would have been $1.1 million or $0.08 per diluted share compared to $3.9 million or $0.32 per diluted share in the fourth quarter of 2001 before non-cash charges of $1.7 million.

Daniel J. Dorsch, Chief Executive Officer and
President commented, "We are proud of the progress this Company has made. Excluding non-cash charges, our 2002 operating earnings growth was nearly 80% over last year, which is a testament to our drive and our people. Not only did we increase management retention levels and quicken the speed per transaction throughout our system, but we strengthened our balance sheet." Mr. Dorsch continued, "In fiscal 2003 we plan to improve on our success and leverage our sales and operating momentum with our most valuable asset, our people.
With the team as our foundation, Checkers will target productivity and new unit development strategies during the year. We will do so, however, with a sense that the economy is somewhat weak and the consumer is uncertain. To that end, we'll adopt a more conservative stance on new unit growth and focus primarily on improvement in existing corporate and franchised stores. Ultimately, we believe that this strategy will drive increased sales and earnings along with shareholder value over the long term."

Impairment charges:

Checkers incurred a non-cash impairment of assets charge of $6.5 million during the fourth quarter and $7.4 million for fiscal 2002.

The charge relates to 58 restaurants that did not meet performance criteria established at the beginning of the Company's turnaround in fiscal 2000. In addition, five owned properties, 21 nonstandard modular buildings and five buildings in New Orleans targeted for replacement, were included in the impairment charge.

As part of the Company's three to five year strategy of reducing Company owned stores from 32% to approximately 25%, Checkers will utilize the sale of assets to franchisees, which have now been marked to the current market, as a base to build additional new stores under area development agreements.

Restaurant closure charge:

Furthermore, the Company recognized losses net of termination gains of $4.3 million in the fourth quarter and $5.2 million for fiscal 2002 from restaurant closures related to the estimated future lease costs of surplus properties.
The Company remains obligated to make ongoing lease payments estimated to be $1.4 million in 2003 on 24 vacant sites and nine sites, which are subleased for less than the Company's lease cost.
While management was successful in reducing its surplus properties to 33, the loss reserve was increased during fiscal 2002 on these remaining sites to 100% of future lease obligations.
Management will continue its efforts to reduce its obligations on these leases in the future.

David Koehler, Chief Financial Officer commented,
"We are very proud of our top-line growth in 2002, as well as the improvement in operating earnings. Our cash balance and free cash flow generation abilities are at a three-year high and our operating improvements, including the implementation of technology at the store level, has further improved results. As we move into 2003, we'll maintain a conservative approach and preserve our balance sheet strength. We'll also continue to evaluate our Company-owned versus franchised mix, and seek out ways to improve performance throughout the system."

Updated 2003 guidance:

The Company also updated its business outlook for the first quarter and full fiscal year ended December 31, 2003. For the first quarter ending March 31, 2003, the Company expects earnings per fully diluted share of $0.16 to $0.18.

For the full year, Checkers expects to open approximately 15-19 new system-wide restaurants, down from the previous guidance of 20 to 35 new restaurants. The 2003 estimate assumes four
Company-owned sites and 11-15 franchised locations.
Company-owned comparable same store sales are expected to increase by 0.5% to 2.5% for 2003 although monthly sales results may be more volatile given the soft economy and calendar shifts. Based on the foregoing assumptions, diluted earnings per share for fiscal year 2003 are expected to range from $0.65 to $0.75, excluding any income tax implications.

About Checkers Drive-In Restaurants, Inc.:

As of December 30, 2002, Checkers Drive-In
Restaurants, Inc. and its franchisees own
398 Checkers( operating primarily in the Southeastern United States and 386 Rally's( operating primarily in the Midwestern United
States. Checkers is headquartered in Tampa, Florida.

For more information about the Company, please visit www.checkers.com.

To access the quarterly call at 11:00 am EST on Thursday, March 20, 2003, dial 1-800-388-975 or visit our web site at www.checkers.com.

Except for historical information, this announcement contains
"forward-looking" and "Safe Harbor" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section
21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitability; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the company or its franchisees operate;
and new product and concept developments by food industry competitors. Further information regarding factors that could affect the company's financial and other results is included in the Company's Forms 10Q and 10K, filed with the Securities and Exchange Commission.